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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 0-11837

                  Grand Prix Association of Long Beach, Inc.
            (Exact name of registrant as specified in its charter)

                             Mr. Ronald C. Shirley
                            Chief Financial Officer
                  Grand Prix Association of Long Beach, Inc.
                              3000 Pacific Avenue
                             Long Beach, CA 90806
                                (562) 981-2600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, no par value per share
           (Title of each class of securities covered by this Form)

                                     None
         (Title of all other classes of securities for which a duty to file reports under Section 13(a) and 15(d) remains)

     Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      [X]      Rule 12h-3(b)(1)(ii)     [_]
        Rule 12g-4(a)(1)(ii)     [_]      Rule 12h-3(b)(2)(i)      [_]
        Rule 12g-4(a)(2)(i)      [_]      Rule 12h-3(b)(2)(ii)     [_]
        Rule 12g-4(a)(2)(ii)     [_]      Rule 15d-6               [_]
        Rule 12h-3(b)(1)(i)      [_]

     Approximate number of holders of record as of the certification or notice date: 1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Grand
Prix Association of Long Beach, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 9, 1998                            By: /s/ Ronald C. Shirley
                                                  -------------------------
                                                    Ronald C. Shirley
                                                    Chief Financial Officer


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